EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Rare Medium Group, Inc.

We consent to the use of our report dated December 16, 1999, included elsewhere herein, on the combined financial statements of College Media, Inc. and CMJ Online, Inc. as of and for the years ended December 31, 1998 and 1997.


/s/ Rubin & Katz LLP

New York, New York
December 21, 1999